Proposal:
1. To elect the following Directors:
                           Votes in   Votes
                           Favor of   Against

Ronald E. Robison          7,618,660 102,232
Michael Nugent             7,618,660 102,232
Joseph J. Kearns           7,618,660 102,232
Fergus Reid                7,618,660 102,232